Exhibit 99.1

Press Release

FIS Completes Public Offering of $1 Billion of Senior Notes

Release Date: June 3, 2014

JACKSONVILLE, Fla. – Fidelity National Information Services, Inc. (“FIS”) (NYSE: FIS), a leading provider of banking and payments technology, today announced the completion of its public offering of $300 million in aggregate principal amount of 1.450% Senior Notes due 2017 and $700 million in aggregate principal amount of 3.875% Senior Notes due 2024 (together, the “Notes”).

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the offering.

The offering of the Notes is made only by means of a prospectus supplement and accompanying prospectus. Copies may be obtained by contacting Citigroup Global Markets Inc. at (800) 831-9146 or by emailing Prospectus@citi.com, J.P. Morgan Securities LLC collect at (212) 834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 or by emailing Dg.prospectus_requests@baml.com. The Notes are being offered pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on March 5, 2013.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About FIS

FIS (NYSE: FIS) is a leading global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 38,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. FIS topped the annual FinTech 100 list for each of 2013, 2012 and 2011, is a member of the Fortune 500 and is a member of Standard & Poor’s 500® Index.

Forward-Looking Statements

This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. FIS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, statements regarding how FIS will use the proceeds of the offering and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FIS’ Form 10-K and other filings with the SEC.

For More Information:

Kim Snider, 904.438.6278	Nancy Murphy, 904.438.6192
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	nancy.murphy@fisglobal.com